Exhibit 23.1

[Turner Stone & Company Logo]

Independent Registered Public Accounting Firm’s Consent

The Board of Directors and Stockholders Foreclosurecat.com Holdings, Inc. Dallas, Texas

We consent to the use and inclusion in this Form S-1 Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated March 31, 2011 on our audit of the balance sheets of Foreclosure Solutions, Inc. as of December 31, 2011, and the related statements of operations, stockholders’ equity and cash flows since inception on December 9, 2010 through December 31, 2011.

We also consent to the reference of our Firm under the caption “Experts” in the Registration Statement and Prospectus.

Turner Stone & Company, LLP

/s/ Turner Stone & Company, LLP

Turner Stone & Company, LLP
12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
March 31, 2011